Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

NASDAQ Premium Income & Growth Fund, Inc.
811-21983


The annual meeting of shareholders was held in the offices of Nuveen Investments on September 19, 2014; at this meeting the shareholders were asked to vote to approve an agreement and plan of reorganization, to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members. The meeting was subsequently adjourned to October 20, November 17 and November 21, 2014.


The results of the shareholder votes are as follows:

<c> Common shares

To approve an Agreement and Plan of
Reorganization


   For
           9,392,286
   Against
              528,805
   Abstain
              316,041
   Broker Non-Votes
           1,600,125
      Total
         11,837,257




To approve a new investment
management agreement between the
Fund and Nuveen Fund Advisors, LLC.


   For
           7,097,925
   Against
              357,290
   Abstain
              259,274
   Broker Non-Votes
           2,142,073
      Total
           9,856,562


To approve a new sub-advisory
agreement between Nuveen Fund
Advisors, LLC and Nuveen Asset
Management, LLC.


   For
           7,082,872
   Against
              366,184
   Abstain
              265,433
   Broker Non-Votes
           2,142,073
      Total
           9,856,562

Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission
Type N-14 8C, accession number 0001193125-14-
443677, on December 16, 2014.